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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.  Name and Address of Reporting Person*

     BEST                     CHARLES                            C.
-------------------------------------------------------------------------------
    (Last)                     (First)                         (Middle)

     C/O BIOSOURCE INTERNATIONAL, INC.
     820 FLYNN ROAD, SUITE A
-------------------------------------------------------------------------------
                                    (Street)

     CAMARILLO                     CA                            93012
-------------------------------------------------------------------------------
     (City)                      (State)                          (Zip)
_______________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

     12-01-99
_______________________________________________________________________________
3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

     BioSource International, Inc.      BIOI
_______________________________________________________________________________
5.  Relationship of Reporting Person to Issuer (Check all applicable)

     [ ] Director                       [ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)

          VP, Chief Financial Officer
_______________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More than one Reporting Person
_______________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------
                          2.                3.
                          Amount of         Ownership
                          Securities        Form:             4.
1.                        Beneficially      Direct (D) or     Nature of Indirect
Title of Security         Owned             Indirect (I)      Beneficial Ownership
(Instr. 4)                (Instr. 4)        (Instr. 5)        (Instr. 5)
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                 SEC 1472 (7-97)

--------------------------------------------------------------------------------
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

                  2.                     3.
                  Date                   Title and Amount
                  Exercisable and        of Securities Underlying                     5.
                  Expiration Date        Derivative Security           4.             Ownership Form
1.                (month/day/year)       (Instr. 4)                    Conversion     of Derivative
Title of          ----------------       --------------------------    or Exercise    Securities          6.
Derivative        Date     Expira-                        Amount or    Price of       Direct (D) or       Nature of Indirect
Security          Exer-    tion                           Number of    Derivative     Indirect (I)        Beneficial Ownership
(Instr. 4)        cisable  Date          Title            Shares       Security       (Instr. 5)          (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

STOCK OPTIONS,      *      12/1/2009     COMMON STOCK     30,000       $3.4375        D
COMMON SHARES,
$0.001 PAR VALUE
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-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

     *7,500 options vest on 12/1/00; the remaining options vest pro rata each month over a subsequent three-year period.



                /S/ CHARLES C. BEST                         April 3, 2000
             --------------------------------------       ---------------------
                **Signature of Reporting Person                   Date

     * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

                                   Page 2
                                                                 SEC 1472 (7-97)